Exhibit 99.2

FOR IMMEDIATE RELEASE June 4, 2018	Misty Albrecht Business First Bank 225.286.7879 Misty.Albrecht@b1bank.com

Business First Bancshares, Inc. Commences Public Offering of Common Stock

Baton Rouge, LA - Business First Bancshares, Inc. (the “Company”) (NASDAQ:BFST) announced today that it has commenced an underwritten public offering of approximately 900,000 shares of its common stock.  The Company intends to grant the underwriters an option, exercisable in whole or in part for 30 days, to purchase up to 135,000 additional shares of its common stock.

Stephens Inc. is serving as the lead book-running manager for the offering.  Raymond James & Associates, Inc. is serving as lead manager and Hovde Group, LLC is serving as co-manager.

The Company intends to use a portion of the net proceeds of this offering to fund the cash portion of the merger consideration payable in its proposed acquisition of Richland State Bancorp, Inc., with the remainder used to strengthen the Company’s capital position as well as for general corporate purposes.

The shares will be issued pursuant to an effective shelf registration statement (File No. 333-224692) the Company filed with the Securities and Exchange Commission (the “SEC”), and only by means of a prospectus supplement and accompanying prospectus.  A preliminary prospectus supplement has been filed with the SEC to which this communication relates. Prospective investors should read the preliminary prospectus supplement and the accompanying prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offering. Copies of these documents are available at no charge by visiting the SEC’s website at www.sec.gov. When available, copies of the preliminary prospectus supplement, the prospectus supplement and accompanying prospectus related to the offering may be obtained by contacting Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Syndicate (1-800-643-9691).

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No Offer or Solicitation

This press release does not constitute an offer to sell, a solicitation of an offer to sell or the solicitation of an offer to buy any securities.  There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary Business First Bank, operates 19 offices, including 18 full-service banking centers and one wealth solutions office, in markets across Louisiana and Texas. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1bank.com for more information.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. For discussion of risks that may cause actual results to differ from expectations, please refer to “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2018, and to “Special Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the prospectus supplement. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

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